EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
July 26, 2006

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715

BAY NATIONAL CORPORATION REPORTS
SECOND QUARTER 2006 EARNINGS

BALTIMORE, MD (July 26, 2006) Bay National Corporation (Nasdaq:BAYN), the bank holding company for Bay National Bank, today reported that net income per diluted share for the second quarter of 2006 rose 50% to $0.33 as compared to $0.22 per diluted share earned in the second quarter 2005. Net income increased 53.6% to $672.8 thousand from $438.1 thousand for the second quarter a year earlier. On a pre-tax basis, second quarter 2006 net income rose 155% to $1.1 million as compared to $438.1 thousand for the second quarter of 2005.

At June 30, 2006, total assets were $230.1 million, up 23.3% from the $186.6 million reported a year ago. Net loans rose 25.1% to $215.4 million as of June 30, 2006, as compared to $172.2 million at June 30, 2005. At June 30, 2006, Bay National Bank’s allowance for credit losses was $3.0 million, or 1.37% of gross loans. There were no loan charge-offs during the second quarter 2006. At June 30, 2006, two loans totaling $141,699 remained in non-accrual status.

Total deposits reached $198.9 million at June 30, 2006, an 18.1% increase from second quarter 2005 numbers. Importantly, core deposits rose 22.2% year-over-year to $158.7 million at June 30, 2006. Our net interest margin and net interest spread were 5.29% and 4.48%, respectively, for the three months ended June 30, 2006, reflecting 23.0% and 19.5% year-over-year increases. “However, the flat yield curve, repricing of maturing interest-

bearing liabilities, and strong competition for core deposits may present challenges for the remainder of 2006,” Hugh W. Mohler, Chairman and CEO, noted.

Mohler commented, “We are very proud to have exceeded $1 million in quarterly pre-tax earnings for the first time in our brief history and to welcome two extremely experienced executive vice presidents to our team — Dick Oppitz and Rick Springer. In addition, last year’s opening of our Lutherville residential mortgage office, led by industry veteran Robert Reilley, helped lay the foundation for long-term growth in this important market segment, and their accomplishments have contributed significantly to our achievements this year.”

The book value of our common stock increased 22.3% from the year-ago quarter and the market price of the common stock at the close of the second quarter 2006 was $18.90 up 9.6% from the closing price at June 30, 2005.

Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. Bay National Bank believes that it now occupies a unique niche in the banking industry. It also believes that it has positioned itself between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and between much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Corporation has two full-service banking offices—Baltimore and Salisbury, Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates” or similar terminology. Such statements, specifically regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF JUNE 30, 2006 and 2005
(dollars in thousands, except per share data)

	2006	2005
Total assets	$230,065	$186,630
Cash and due from banks	4,061	1,180
Federal funds sold and other overnight investments	4,760	9,052
Investment securities available for sale	698	1,542
Other equity securities	1,076	794
Loans, net	215,391	172,232
Deposits	198,906	168,468
Short-term borrowings	3,975	1,498
Note payable	-	1,500
Subordinated Debt	8,000	-
Stockholders’ equity	17,595	14,337

Common shares outstanding	1,930,894	1,924,436
Book value per share	$9.11	$7.45
Ratio of interest earning assets to interest bearing liabilities	124.59%	125.44%
Stockholders’ equity as a percentage of assets	7.65%	7.68%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE SIX MONTHS ENDED June 30, 2006 and 2005

Weighted average yield/rate on:	2006	2005
Loans	8.89%	6.78%
Investments and interest bearing cash balances	3.23%	2.00%
Interest bearing liabilities	4.06%	2.61%
Net interest spread	4.48%	3.75%
Net interest margin	5.29%	4.30%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE PERIODS ENDED June 30, 2006 and 2005
(dollars in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Interest income	$4,866	$2,848	$9,174	$5,389
Interest expense	1,890	930	3,493	1,745
Net interest income	2,976	1,918	5,681	3,644
Provision for credit losses	-	203	-	235
Net interest income after provision for credit losses	2,976	1,715	5,681	3,409
Non-interest income	254	160	394	263
Non-interest expenses	2,113	1,437	3,958	2,804
Income before income taxes	1,117	438	2,117	868
Income tax expense	444	-	842	-
Net income	$673	$438	$1,275	$868

PER COMMON SHARE
Basic net income per share	$.35	$.23	$.66	$.45
Diluted net income per share	$.33	$.22	$.63	$.44
Average shares outstanding (Basic)	1,929,674	1,921,649	1,927,866	1,920,693
Average shares outstanding (Diluted)	2,009,505	1,997,918	2,010,175	1,992,713

STOCK PRICE
High	$19.50	$19.75	$23.00	$19.75
Low	$17.90	$14.50	$17.90	$13.20
Close	$18.90	$17.25	$18.90	$17.25

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	June 30, 2006	June 30, 2005
Total deposits	$198,905	$168,468
National market certificates of deposit	(36,000)	(31,763)
Variable balance accounts (2 customers as of June 30, 2006 and 3 customers as of 2005)	(9,198)	(11,817)
Portion of variable balance accounts considered to be core	5,000	5,000
Core deposits	$158,707	$129,888

Calculation of diluted income before income taxes per share:	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Diluted net income per share	.33	.22	.63	.44
Income tax expense per share	.22	-	.42	-
Diluted income before income taxes per share	.55	.22	1.05	.44

PER COMMON SHARE
Average shares outstanding (Basic)	1,929,674	1,921,649	1,927,866	1,920,693
Average shares outstanding (Diluted)	2,009,505	1,997,918	2,010,175	1,992,713